EXHIBIT 16.1

April 2, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for GlobeImmune Inc. and, under the date of March 17, 2015, we reported on the financial statements of GlobeImmune Inc. as of and for the years ended December 31, 2014 and 2013. On April 1, 2015, we were dismissed. We have read GlobeImmune Inc.’s statements included under Item 4.01(a) of its Form 8-K dated April 2, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with GlobeImmune Inc.’s statement that GlobeImmune Inc.’s audit committee of the board of directors approved our dismissal. We also are not in a position to agree or disagree with GlobeImmune Inc.’s statements that EKS&H LLLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on GlobeImmune Inc.’s financial statements and that neither a written report nor oral advice was provided to GlobeImmune that EKS&H LLLP concluded was an important factor considered by GlobeImmune in reaching a decision as to any accounting, auditing or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP